FARMOUT AGREEMENT

This agreement (hereinafter referred to as the "Agreement") is between Oil For America, LLC (hereinafter referred to as "OFA") and Western Standard Energy Corp. (hereinafter referred to as "Western Standard"). OFA and Western Standard are sometimes collectively referred to as the "Parties".

This Farmout Agreement is the Formal Agreement referred to in the Memorandum of Intent signed by the Western Standard and OFA on September 25, 2007, and replaces that Memorandum of Intent and governs the rights and obligations of the Parties hence forth.

In consideration of the premises, mutual covenants and obligations herein contained, the Parties agree as follows:

A. OFA LODGEPOLE REEF PROSPECTS:

OFA has identified, using its proprietary geophoto analysis, several Lodgepole Reef prospects in Stark County, North Dakota near existing Lodgepole production. OFA has high graded some of these Lodgepole Reef prospects using its proprietary geochemical method. At this time OFA can quickly acquire two of these prospects. OFA can acquire and assign two of these prospects for the cost of $20,000 each. It is expected that the landowners' royalties will be 17% and the leases will be three year paid up leases.

B. AREA OF MUTUAL INTEREST:

The Area of Mutual Interest (AMI) shall exist within the 160 acre unit encompassing each of the two prospects. In the event Western Standard drills both prospects, OFA agrees to identify and high grade an additional eight Lodgepole Reef prospects for Western Standard on the same terms. Beyond these two and the potential eight Lodgepole Reef prospects, Western Standard has no rights of any kind to any additional Lodgepole Reef prospects identified by OFA. OFA likewise has no rights of any kind to any other prospects identified by Western Standard.

C. INTENTION OF THE PARTIES:

OFA's intention is to acquire and farmout the two Lodgepole Reef prospects Western Standard on the basis of Western Standard paying $20,000 for each prospect. If Western Standard chooses to drill either or both Lodgepole Reef prospects it would pay 100% of the cost of the well or wells, in return for 100% of the working interest before payout of each well and 87 1/2% of the working interest of each well after payout.

D. ACQUISITION OF LEASES:

Western Standard will advance $40,000 to Oil For America within 7 days of receipt of the Verification by the geologist of the potential oil and gas resources involved. OFA

will proceed to quickly acquire two of these high graded Lodgepole Reef prospects. After the two prospects are acquired by lease by OFA, OFA will assign, within five business days, the leases to Western Standard, subject only to the landowners' royalties and a back in working interest to OFA of 12 ½% after payout.

E. DUTY TO DRILL PROSPECTS:

Western Standard will have no obligation to drill either prospect. In the event that Western Standard does not drill the Lodgepole Reef prospects before the leases expire Western Standard will have no further rights to either of the Lodgepole Reef prospects.

F. WELL INFORMATION:

Each party shall furnish the other party with daily drilling reports, logs, DST results, results of other tests performed, and production reports on any well it drills under this Farmout Agreement.

G. OPERATING AGREEMENT:

All operations for the joint account of OFA and Western Standard on the Leases shall be in accordance with the terms and provisions of the model Joint Operating Agreement attached hereto and made a part of this Agreement as Exhibit "A". Western Standard shall be designated Operator.

H. TIME OF THE ESSENCE:

It is understood that time is of the essence of this Agreement, and no provision hereof shall be modified nor waived except in writing.

I. FORCE MAJEURE:

In the event any party hereof is prevented from complying with any of the obligations imposed upon it hereunder, or from exercising any of the rights granted to it hereunder, as a result of an act of God, or any other cause, whether similar or dissimilar, reasonably proved beyond the control of such party, the time within which said party may perform such obligations or exercise such rights shall be extended for a period equal to the time during which said party was prevented from the performance of such obligations, or the exercise of such rights. The party having the difficulty shall take all reasonable steps to remedy such condition as rapidly as possible.

K. NOTICES:

All notices and other communications given or made pursuant to this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, and if not so confirmed, then on the next business

day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective Parties at their address as set forth below or to such e-mail address, facsimile number or address as subsequently modified by written notice given in accordance with this Section.

Oil For America, LLC
Post Office Box 1154
Dickinson, North Dakota 58602

Telephone Number: 701-483-5982
Fax Number: 701-483-5935

Western Standard Healthcare Systems, Inc.
2 Sheraton Street-
London W1K 3AJ
Telephone Number 442074794800
Fax Number 415-276-6314

L. LEGAL ACTIONS:

If any action at law or in equity (including arbitration) is necessary to enforce or interpret the terms of any of this Agreement, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

M. AMENDMENTS:

Any term of this Agreement may be amended, terminated or waived only with the written consent of each of the Parties hereto.

N. SEVERABILITY:

The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

O. DELAY NO WAIVER OF REMEDIES:

No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, shall impair any such right, power or remedy of such non-breaching or non-defaulting party nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of

any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, shall be cumulative and not alternative.

P. ENTIRE AGREEMENT:

This Agreement (including the Exhibits hereto), constitute the full and entire understanding and agreement between the Parties with respect to the subject matter hereof, and any other written or oral agreement relating to the subject matter hereof existing between the Parties are expressly canceled.

Q. LAW:

This Farmout Agreement will be governed by and construed in accordance with the law of the State of Nevada and the parties hereby attorn to the jurisdiction of the Courts of competent jurisdiction of the State of Nevada in any proceeding hereunder.

R. DATE:

The date of this Agreement is November 9 , 2007.

Oil For America, LLC

By: Robert J Angerer, Sr.

Robert J. Angerer, Sr. Manager

Western Standard Energy Corp.

By: ______________________

Dan Bauer, President and CEO